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Exhibit 3.1.3

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
BLACK WARRIOR WIRELINE CORP.

        Black Warrior Wireline Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the DGCL), does hereby certify:

        FIRST: That, in accordance with Section 242 of the DGCL, at a Meeting of the Board of Directors of Black Warrior Wireline Corp., resolutions were duly adopted setting forth proposed amendments to the Restated Certificate of Incorporation of said Corporation as set forth herein, and declaring said amendments to be advisable.

        SECOND: That, the Restated Certificate of Incorporation of the Corporation, as heretofore amended, is hereby amended upon the effective date of this Certificate of Amendment as follows:

        A.    Article Fourth of the Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

"FOURTH:

          Each ten (10) shares of previously authorized Common Stock issued and outstanding immediately prior to the effective date of this Certificate of Amendment shall, upon the effective date of this Certificate of Amendment pursuant to the DGCL, without the necessity of any further action, automatically be combined into and immediately represent one (1) validly issued, fully paid and non-assessable share of Common Stock of the Corporation, par value $0.0005 per share. The Corporation shall not issue fractional shares with respect to the combination. Any fractional share that would otherwise be issued will be rounded to a whole share.

          The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is Thirty-Seven Million Five Hundred Thousand (37,500,000) shares, of which Thirty-Five Million (35,000,000) shares, of a par value of $.0005 per share, shall be designated "Common Stock", and Two Million Five Hundred Thousand (2,500,000) shares, of a par value of $.01 per share, shall be designated "Preferred Stock."

          The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

          The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

            (a)   the distinctive designation and number of shares of that series;

            (b)   the rate of dividends (or the method of calculation thereof) payable with respect to shares of that series, the dates, terms and other conditions upon which such dividends shall be payable, and the relative rights of priority of such dividends to dividends payable on any other class or series of capital stock of the Corporation;

            (c)   the nature of the dividend payable with respect to shares of that series as cumulative, noncumulative or partially cumulative, and if cumulative or partially cumulative, from which date or dates and under what circumstances;

            (d)   whether shares of that series shall be subject to redemption, and, if made subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption (including the manner of selecting shares of that series for redemption if fewer than all shares of such series are to be redeemed);

            (e)   the rights of the holders of shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation (which rights may be different if such action is voluntary than if it is involuntary), including the relative rights of priority in such event as to the rights of the holders of any other class or series of capital stock of the Corporation;

            (f)    the terms, amounts and other conditions of any sinking or similar purchase or other fund provided for the purchase or redemption of shares of that series;

            (g)   whether shares of that series shall be convertible into or exchangeable for shares of capital stock or other securities of the Corporation or of any other corporation or entity, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

            (h)   the extent, if any, to which the holders of shares of that series shall be entitled (in addition to any voting rights required by law) to vote as a class or otherwise with respect to the election of directors or otherwise;

            (i)    the restrictions and conditions, if any, upon the issue or reissue of any additional Preferred Stock ranking on a parity with or prior to shares of that series as to dividends or upon liquidation, dissolution or winding up;

            (j)    any other repurchase obligations of the Corporation, subject to any limitations of applicable law; and

            (k)   any other designations, powers, preferences, rights, qualifications, limitations or restrictions of shares of that series.

          Any of the designations, powers, preferences, rights, qualifications, limitations or restrictions of any series of Preferred Stock may be dependent on facts ascertainable outside this Certificate of Incorporation, or outside the resolution or resolutions providing for the issue of such series of Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by this Certificate of Incorporation. Except as applicable law or this Certificate of Incorporation otherwise may require, the terms of any series of Preferred Stock may be amended without consent of the holders of any other series of Preferred Stock or any class of capital stock of the Corporation.

          The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to the authority granted in this Division A of this Article FOURTH, and the consent, by class or series vote or otherwise, of holders of Preferred Stock of such series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock, whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Stock that the consent of holders of at least a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of shares of any or all other series of Preferred Stock.

          Shares of any series of Preferred Stock shall have no voting rights except as required by law or as provided in the relative powers, preferences and rights of such series."

        B.    The Restated Certificate of Incorporation shall be further amended to add thereto an entirely new Article Eleventh as follows:

  "ELEVENTH: Unless otherwise provided by the DGCL, by this Certificate of Incorporation or by any provisions established pursuant to Article FOURTH hereof with respect to the rights of holders of one or more outstanding series of Preferred Stock, special meetings of the stockholders of the Corporation may be called at any time only by the Chairman of the Board of Directors, if there is one, by the President, if there is one, or by the Board of Directors pursuant to a resolution approved by the affirmative vote of at least a majority of the members of the Board of Directors, and no such special meeting may be called by any other person or persons."

        C.    The Restated Certificate of Incorporation shall be further amended to add thereto an entirely new Article Twelfth as follows:

  "TWELFTH: Unless otherwise provided by the DGCL, by this Certificate of Incorporation or by any provisions established pursuant to Article FOURTH hereof with respect to the rights of holders of one or more outstanding series of Preferred Stock, no action required to be taken or that may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, and the power of the stockholders of the Corporation to consent in writing to the taking of any action by written consent without a meeting is specifically denied, unless such action without a meeting is taken by unanimous written consent."

        THIRD: That thereafter and pursuant to Section 228 of the General Corporation Law, the consent or consents in writing, setting forth the action to be taken, were signed by the holders of a majority of the shares outstanding and were delivered to the corporation, constituting the approval of the action to be taken by the necessary number of shares as required by the General Corporation Law.

        FOURTH: That said amendments were duly adopted in accordance with the provisions of Section 242 of the DGCL.

        FIFTH: That, pursuant to Section 103(d) of the DGCL, this Certificate of Amendment shall not become effective until 12:01 AM Eastern Standard time on December 27, 2005.

        IN WITNESS WHEREOF, said Black Warrior Wireline Corp. has caused this Certificate to be signed by William Jenkins, its President this 19th day of December, 2005.

Black Warrior Wireline Corp.
/s/ William Jenkins William Jenkins, President

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CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF BLACK WARRIOR WIRELINE CORP.